Exhibit 5.2

Unit 2901, 29F, Tower C Beijing Yintai Centre No. 2 Jianguomenwai Avenue Chaoyang District, Beijing 100022 People’s Republic of China Phone: 86-10-6529-8300 Fax: 86-10-6529-8399 Website: www.wsgr.com	中国北京市朝阳区建国门外大街2号 银泰中心写字楼C座29层2901室 邮政编码: 100022 电话: 86-10-6529-8300 传真: 86-10-6529-8399 网站: www.wsgr.com

January 26, 2024

8/F, Desheng Hopson Fortune Plaza

13-1 Deshengmenwai Avenue

Xicheng District, Beijing 100088, China

Ladies and Gentlemen:

Cheche Group Inc., a Cayman Islands exempted company (the “Company”), filed with the United States Securities and Exchange Commission (the “Commission”) a registration statement on Form F-1 (Registration No. 333-274806) (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”) for, among other things, the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (1) the resale from time to time by the selling securityholders named in the Registration Statement or their pledgees, donees, transferees, or other successors in interest of up to 59,328,073 class A ordinary shares, par value of US$0.00001 per share (the “Class A Ordinary Shares”), (2) up to 13,663,325 warrants of the Company at an exercise price of $11.50 per share, subject to adjustment (the “Warrants”), and (3) up to 13,663,325 Class A Ordinary Shares issuable upon exercises of the Warrants (together with the Warrants, the “Securities”).

We have acted as special United States counsel for the Company in connection with the transactions as contemplated in the Registration Statement. In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	the Registration Statement, as amended, initially filed with the Commission on September 29, 2023 under the Securities Act;

(b)	the warrant agreement dated as of September 9, 2020 (the “Warrant Agreement”), between Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and Prime Impact Acquisition I, a Cayman Islands exempted company (“Prime Impact”);

(c)	the warrant assignment agreement dated as of August 7, 2023 (the “Warrant Assignment Agreement”), among the Company, Prime Impact and Continental; and

(d)	a specimen warrant certificate of the Company (the “Warrant Certificate”) in the form of Exhibit 4.3 to the Registration Statement.

The Warrant Agreement, the Warrant Assignment Agreement and the Warrant Certificate are referred to herein collectively as the “Transaction Agreements.”

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. We have not independently established the facts stated therein.

Wilson Sonsini Goodrich & Rosati, Professional Corporation

威尔逊·桑西尼·古奇·罗沙迪律师事务所

austin beijing boston BOULDER brussels hong kong london los angeles new york palo alto
SALT LAKE CITY san diego san francisco seattle shanghai washington, dc wilmington, de

Cheche Group Inc.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the authentic originals of such documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) the Transaction Agreements have been and will be duly executed and delivered, (vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; (vii) the Securities have been or will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement; (viii) the Transaction Agreements and any other documents with respect to any Securities offered have been or will be duly authorized and validly executed and delivered by the Company and the other parties thereto; and (ix) any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered have been or will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise.

In rendering the opinions set forth below, we have relied on the opinion of Harney Westwood & Riegels, Cayman Islands counsel to the Company, filed as Exhibit 5.1 to the Registration Statement, that (i) the Company has been dully incorporated, and is validly existing and in good standing under the laws of Cayman Islands, (ii) the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Warrant Assignment Agreement, and (iii) all necessary corporate action on the part of the Company has been taken under the laws of the Cayman Islands to authorize the assumption of the Warrants and the execution of the Warrant Assignment Agreement.

We express no opinion as to any matter relating to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the federal securities laws of the United States of America.

Our opinion below is qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

Based upon and subject to the foregoing, we advise you that, in our opinion, the Warrants constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation